UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 13, 2021

(Date of earliest event reported)

Corvus Gold Inc.

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	000-55447	98-0668473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1750, 700 West Pender Street Vancouver, British Columbia Canada	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (604) 638-3246

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Shares, no par value	KOR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Agreement

On September 13, 2021, Corvus Gold Inc. (“Corvus”), a corporation existing under the laws of British Columbia, entered into an Arrangement Agreement (the “Arrangement Agreement”) with 1323606 B.C. Unlimited Liability Company (the “Purchaser”), an unlimited liability company existing under the laws of British Columbia, and AngloGold Ashanti Holdings plc (the “Guarantor”), a public limited company existing under the laws of the Isle of Man. The Purchaser is an indirect wholly owned subsidiary of AngloGold Ashanti Limited (“AGA”) and the Guarantor is a direct wholly owned subsidiary of AGA.

The Arrangement Agreement provides for the terms and conditions pursuant to which the Purchaser has agreed to acquire the remaining 80.5% of the outstanding common shares of Corvus (the “Corvus Shares”) not already owned by AGA and all of its subsidiaries (collectively, the “AGA Group”) at a price of C$4.10 per Corvus Share (the “Consideration”) in cash (the “Transaction”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Arrangement Agreement.

The terms of the Arrangement Agreement also provide that, as part of the Transaction, each option to purchase a Corvus Share (a “Corvus Option”) that is outstanding immediately prior to the effective time (the “Effective Time”) of the Arrangement (as defined below), notwithstanding the terms of such Corvus Option, that is vested or unvested, will be deemed to be unconditionally vested and exercisable, and will be immediately cancelled in exchange for a cash payment from Corvus equal to the amount by which the Consideration exceeds the exercise price of each such Corvus Option, subject to withholding taxes where applicable.

The terms of the Arrangement Agreement further provide that the Transaction will be implemented by way of a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”). The Plan of Arrangement and the implementation of the arrangement set forth therein between Corvus, its shareholders (the “Corvus Shareholders”), the holders of Corvus Options (the “Corvus Optionholders” and together with the Corvus Shareholders, the “Corvus Securityholders”) and the Purchaser (the “Arrangement”), is subject to the review and approval of the Supreme Court of British Columbia (the “Court”).

The Transaction will be subject to the approval of: (a) 66 2/3% of the votes cast by (i) the Corvus Shareholders, including votes attached to Corvus Shares held by the AGA Group, present in person or represented by proxy at the special meeting relating to the Transaction (the “Special Meeting”); and (ii) the Corvus Shareholders and the Corvus Optionholders, voting together as a single class, present in person or represented by proxy at the Special Meeting; and (b) a simple majority of the votes cast by the Corvus Shareholders present in person or represented by proxy at the Special Meeting, excluding votes attached to Corvus Shares held by the AGA Group and any other person as required to be excluded under section 8.1(2) of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

The Corvus Shares beneficially owned by the AGA Group comprise approximately 19.5% of the issued and outstanding Corvus Shares based on information furnished by the AGA Group (calculated on an aggregate number of 127,003,470 Corvus Shares outstanding as of September 10, 2021).

The Arrangement Agreement and the Arrangement have been approved by the board of directors of each of Corvus (the “Corvus Board”) (acting upon the unanimous recommendation of a special committee of the Corvus Board, consisting solely of independent and disinterested directors, authorized to, among other things, negotiate, evaluate and approve or disapprove potential transactions with Corvus) and the Purchaser and the Guarantor.

Completion of the Transaction is also subject to other customary closing conditions, including mutual conditions regarding (i) obtaining an interim and final order from the Court, (ii) the absence of any law enacted by any governmental entity that prohibits or makes the consummation of the Transaction illegal, and (iii) receipt by the AGA Group of the approval of the South African Reserve Bank (“SARB”).

Completion of the Transaction is subject to certain conditions in favor of the Purchaser, including (i) subject to certain exceptions, the accuracy of Corvus’ representations and warranties, (ii) fulfillment or compliance by Corvus, in all material respects, with its covenants under the Arrangement Agreement, (iii) dissent rights of the Corvus Shareholders under British Columbia law not having been exercised with respect to more than 7% of the issued and outstanding Corvus Shares, (iv) certain legal actions, reviews, proceedings or investigations not having been brought by legal authorities, and (v) no material adverse effect in respect of Corvus having occurred.

Completion of the Transaction is subject to certain conditions in favor of Corvus, including (i) subject to certain exceptions, the accuracy of the Purchaser’s and the Guarantor’s representations and warranties, (ii) fulfillment or compliance by the Purchaser and the Guarantor, in all material respects, with their covenants under the Arrangement Agreement, (iii) delivery of sufficient funds to the Depositary to pay the aggregate Consideration to the Corvus Shareholders, and (iv) providing Corvus with the Funding Loan to satisfy the required payments under the Arrangement to the Corvus Optionholders.

The Transaction is not subject to a financing condition.

The Arrangement Agreement contains customary representations and warranties of Corvus and the Purchaser and the Guarantor. Corvus has also agreed to customary covenants regarding the operation of Corvus and its subsidiaries prior to the Effective Time, including covenants not to, during the pendency of the Arrangement, solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, an alternative transaction, subject to customary “fiduciary out” rights. Corvus has also granted the Purchaser a right to match any superior proposal.

The Arrangement Agreement contains certain customary mutual termination rights for both Corvus and the Purchaser, including a right to terminate (i) if the necessary approvals are not obtained at the Special Meeting, (ii) any law is enacted that prohibits or makes the consummation of the Transaction illegal, or (iii) if the Arrangement is not completed by March 31, 2022, unless otherwise extended pursuant to the terms of the Arrangement Agreement (the “Outside Date”).

The Arrangement Agreement contains customary termination rights for Corvus, including a right to terminate (i) for a breach of any representation and warranty or failure to perform any covenant on the part of the Purchaser, subject to certain qualifications, (ii) if prior to obtaining the approval of the Corvus Securityholders, Corvus accepts a superior proposal, or (iii) if the SARB approval has not been obtained by the Outside Date.

The Arrangement Agreement contains customary termination rights for the Purchaser, including a right to terminate (i) for a breach of any representation and warranty or failure to perform any covenant on the part of Corvus, subject to certain qualifications, (ii) if prior to obtaining the approval of the Corvus Securityholders, the Corvus Board or a committee of the Corvus Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner that is adverse to the Purchaser, its recommendation that the Corvus Securityholders vote in favor of the Arrangement at the Special Meeting, or Corvus breaches its non-solicitation covenant in any material respect, or (iii) if a Material Adverse Effect has occurred.

Corvus will pay a termination fee of C$19 million to the Guarantor under certain circumstances, including (i) if the Purchaser terminates the Arrangement Agreement due to the Corvus Board or a committee of the Corvus Board, prior to obtaining the approval of the Corvus Securityholders, failing to unanimously recommend or withdrawing, amending, modifying or qualifying, in a manner that is adverse to the Purchaser, its recommendation that the Corvus Securityholders vote in favor of the Arrangement at the Special Meeting, or Corvus breaching its non-solicitation covenant in any material respect, (ii) if Corvus terminates the Arrangement Agreement in connection with it pursuing a superior proposal, (iii) if either Corvus or the Purchaser terminates the Arrangement Agreement for failure to obtain the necessary approvals at the Special Meeting or if the Effective Time has not occurred on or prior to the Outside Date, or if the Purchaser terminates the Arrangement Agreement as a result of Corvus’ breach of a representation or warranty by Corvus or failure of Corvus to perform its covenants under the Arrangement Agreement, subject to such breach or failure being due to Corvus’ willful breach or fraud, provided that prior to such termination: (A) the Purchaser has obtained the SARB approval, (B) an Acquisition Proposal (for the purposes of the foregoing, references to “20% or more” in the definition of “Acquisition Proposal” in the Arrangement Agreement is deemed to be “50% or more”) has been publicly made to Corvus (or any of its subsidiaries or any of their respective representatives) and not withdrawn prior to the Special Meeting, and (C) within 365 days following the date of such termination, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (B) above) is consummated or effected, or Corvus (or any of its subsidiaries) enters into a contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (B) above) and such Acquisition Proposal is later consummated or effected (whether or not within 365 days after such termination).

In relation to certain termination rights, Corvus has agreed to reimburse the Guarantor’s out-of-pocket third-party transaction expenses incurred in connection with the Transaction up to a maximum of C$4 million. Additionally, if the Arrangement Agreement is terminated by Corvus as a result of the Purchaser failing to obtain the SARB approval prior to the Outside Date, the Purchaser has agreed to pay Corvus’ out-of-pocket third-party transaction expenses incurred in connection with the Transaction up to a maximum of C$4 million.

The foregoing summary of the Arrangement Agreement and the Transaction contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

Voting and Support Agreements

Concurrently with the execution of the Arrangement Agreement, Sprott Funds Trust and certain directors and officers of Corvus (collectively, the “Supporting Shareholders”) have each entered into a voting and support agreement (each, a “Voting Agreement”) with the Purchaser and the Guarantor, pursuant to which such Supporting Shareholder has agreed, among other things and subject to the terms and conditions set forth therein, to vote (or cause to be voted) all of its Corvus Shares and Corvus Options, in favor of the adoption of the Arrangement Agreement and the Transaction contemplated thereby, including the Arrangement. The Supporting Shareholders and the AGA Group collectively hold 42.1% of the issued and outstanding Corvus Shares and 46.3% of the Corvus Shares on a fully diluted basis assuming the conversion of all outstanding Corvus Options. The Supporting Shareholders hold 28.1% of the issued and outstanding Corvus Shares (excluding the issued and outstanding Corvus Shares held by the AGA Group).

The foregoing summary of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Voting Agreement attached hereto as Exhibit 4.1 and incorporated herein by reference.

A copy of the Arrangement Agreement has been included as Exhibit 2.1 hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Purchaser, the Guarantor, Corvus or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Arrangement Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Arrangement Agreement; may be subject to limitations agreed upon by the parties thereto, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Arrangement Agreement; and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Purchaser, the Guarantor, Corvus or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in the AGA Group’s or Corvus’ public disclosures. Accordingly, investors should read the representations, warranties and covenants in the Arrangement Agreement not in isolation but only in conjunction with the other information about the Purchaser, the Guarantor or Corvus or any of their respective subsidiaries or affiliates that they include in reports, statements and other filings they make with the United States Securities and Exchange Commission.

Forward-Looking Statements

This communication contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements with respect to the benefits of the Transaction to the Corvus Shareholders, the anticipated date of the Special Meeting and mailing of the proxy statement/information circular in respect of the Special Meeting, timing for completion of the Transaction and receiving the required Corvus Securityholder, regulatory and court approvals, are forward-looking statements. Forward-looking information contained in this communication is based on certain factors and assumptions made by management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Although Corvus believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. In respect of the forward-looking statements and information concerning the anticipated completion of the proposed Transaction and the anticipated timing for completion of the Transaction, Corvus provided them in reliance on certain assumptions that they believe are reasonable at this time, including assumptions as to the time required to prepare and mail shareholder meeting materials, including the required proxy statement/information circular; the ability of the parties to receive, in a timely manner, the necessary regulatory, court, Corvus Securityholder and other third party approvals; and the ability of the parties to satisfy, in a timely manner, the other conditions to the closing of the Transaction. These dates may change for a number of reasons, including unforeseen delays in preparing meeting material; inability to secure necessary Corvus Securityholder, regulatory, court or other third party approvals in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Transaction. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this Form 8-K concerning these times. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. Corvus cautions investors that any forward-looking statements by Corvus are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the ability to obtain requisite regulatory and Corvus Securityholder approvals and the satisfaction of other conditions to the consummation of the proposed Transaction on the proposed terms and schedule; potential impact of the announcement or consummation of the proposed Transaction on relationships, including with regulatory bodies, employees, suppliers, customers and competitors; changes in applicable laws; the diversion of management time on the proposed Transaction; the possibility that competing offers may be made; and other risks and uncertainties disclosed in Corvus’ 2021 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada and Corvus’ most recent filings with the United States Securities and Exchange Commission (the “SEC”) including its annual report on Form 10-K as filed with the SEC on 9 August 2021. Corvus does not undertake to update any forward-looking statements, except in accordance with applicable securities laws. All of Corvus’ Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to Corvus’ mineral properties.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication is not a substitute for the proxy statement/information circular, Schedule 13E-3 or any other document that Corvus may file with the SEC or send to the Corvus Securityholders in connection with the Transaction. The materials to be filed by Corvus will be made available to Corvus’ investors and Corvus Securityholders at no expense to them and copies may be obtained free of charge on Corvus’ website at http://www.corvusgold.com/transactionproposal. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. INVESTORS AND CORVUS SECURITYHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CORVUS, THE TRANSACTION, AND RELATED MATTERS.

PARTICIPANTS IN THE SOLICITATION

Corvus and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Corvus Securityholders in connection with the Transaction under SEC rules. Investors and Corvus Securityholders may obtain more detailed information regarding the names, affiliations and interests of Corvus’ executive officers and directors in the solicitation by reading Corvus’ proxy statement for its 2021 annual meeting of Corvus Shareholders filed on 27 August 2021 with the SEC, the Annual Report on Form 10-K for the fiscal year ended 31 May 2021, filed on 9 August 2021 with the SEC, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the Transaction when they become available. Information concerning the interests of Corvus’ participants in the solicitation, which may, in some cases, be different than those of the Corvus Securityholders generally, will be set forth in the proxy statement relating to the proposed Transaction when it becomes available.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 13, 2021, pursuant to, and on the terms and conditions of, the US$20 million unsecured loan and guaranty agreement (the “Loan Agreement”) by and among Corvus and its wholly-owned subsidiaries, Corvus Gold (USA) Inc. (“Corvus USA”) and Corvus Gold Nevada Inc., and AngloGold Ashanti North America Inc. (“AGA North America”), AGA North America funded an additional US$5.0 million of the loan amount to Corvus USA following receipt of a subsequent draw request dated September 9, 2021.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
2.1	Arrangement Agreement dated September 13, 2021, by and among Corvus, 1323606 B.C. Unlimited Liability Company and AngloGold Ashanti Holdings plc*

4.1	Form of Voting Support Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVUS GOLD INC.

DATE: September 17, 2021	By:	/s/ Jeffrey A. Pontius
Jeffrey A. Pontius President & Chief Executive Officer